Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2023, by and between AFC Management, LLC, a Delaware limited liability company (“AFC Management” or the “Company”), and Daniel Neville (the “Executive”). In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

1.1 Retention. AFC Management does hereby engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall be employed by AFC Management, be a member of the parent of the Company, and shall serve as the Chief Executive Officer of AFC Gamma, Inc., a Maryland corporation (“AFCG”), subject to approval by its Board of Directors, as well as a member of AFCG’s Investment Committee, and shall have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Executive Officer of a company of a similar size and similar nature as the Company and AFCG, and have such other powers, authorities, duties and obligations commensurate with such positions as the manager of the Company and the Board of Directors of AFCG may assign from time to time, all subject to the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the manager of the Company and the Board of Directors of AFCG.

1.3 Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote a substantial amount of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of the Executive’s abilities, and (iii) hold no other employment, unless otherwise approved by AFCG’s Board of Directors. The Executive’s service on the Boards of Directors (or similar body) of other business entities is subject to the prior written approval of the manager of the Company. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which the Executive may then serve if the Executive’s service on such board or body interferes in any material respect with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4 No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; (iv); the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person (other than ongoing, customary confidentiality obligations as to confidential information obtained from prior employers in the course of the Executive’s prior employment with them) that would prevent the Executive from performing the duties and obligations set forth in this Agreement; (v) to the extent the Executive has any confidential or similar information that the Executive is not free to disclose to the Company, the Executive will not disclose or bring on to the Company’s premises, computer networks, communications or systems, computers or any other devices or accounts, any such information to the extent such disclosure or transmission would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5 Location. The Executive’s position shall permit working remotely. The Executive agrees that he will be present at the Company’s principal executive office as it may be located from time to time in Palm Beach County, Florida or Broward County, Florida during regular business hours for a minimum of one week per month. The Executive acknowledges that the Executive will be required to travel from time to time in the course of performing his or her duties for the Company.

1.6 Company Policies. As a condition to Executive’s employment, Executive will be required to comply with the Company’s Code of Ethics and Compliance Manual, as well as AFCG’s publicly-filed policies, and all other policies of the Company and AFCG applicable to their respective executives and employees.

2. Period of Employment. The “Period of Employment” shall be a period of one (1) year commencing on November 13, 2023 (the “Start Date”) and ending at the close of business on the first (1st) anniversary of such date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, (x) by the Company, shall constitute a termination of the Executive’s employment by the Company without “Cause” or (y) by the Executive, shall constitute a termination by the Executive without “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3. Compensation.

3.1 Base Salary. During the Period of Employment, AFC Management shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with AFC Management’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The rate of Executive’s Base Salary shall be $625,000 for the 2023 calendar year. The Company may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2 Incentive Bonus. Beginning in 2024, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time AFC Management pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall the Executive have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s maximum Incentive Bonus amount for the 2024 fiscal year of the Company shall be equal to $400,000, with a target of 75% of such amount. The Executive’s maximum Incentive Bonus for the 2025 fiscal year and any subsequent fiscal year in the Period of Employment shall be determined by the Company’s management in good faith.

3.3 AFCG Equity. The Company will recommend to AFCG’s Board of Directors that Executive be awarded (i) in connection with his 2024 compensation (the “Sign-On Grant”), an equity grant of restricted common stock, anticipated in December 2024, having a fair value of $750,000 under the terms of AFCG’s Stock Incentive Plan (the “Plan”) and (ii) in connection with his 2025 compensation an equity grant of restricted common stock, anticipated in January 2025, having a fair value of up to $400,000 (with a target of 75% of such amount) under the terms of the Plan; provided, however, that AFCG’s Board of Directors may require that all or a portion of each such equity grant be paid instead in cash. Each grant will vest on the following schedule: one-third (1/3rd) of such grant shall vest on each of the first (1st), second (2nd) and third (3rd) anniversary of the grant date. For the avoidance of doubt, the Executive shall be entitled to cash dividends for all restricted common stock issued to him even when such restricted common stock is not yet vested, in accordance with the Plan.

3.4 Membership of Manager. Executive will be granted a membership interest in AFC Management equal to twenty percent (20%) of the increase of AFCG’s Adjusted Capital (as such term is defined in the Company’s management agreement with AFCG, as the same may be amended from time-to-time, (the “Management Agreement”)) from its Adjusted Capital as of September 30, 2023 for such time that Executive served as Chief Executive Officer of AFCG, adjusted for any dividends or distributions to AFCG’s shareholders outside of the ordinary course. For the sake of clarity, if AFCG’s Adjusted Capital is $350 million as of September 30, 2023, and it increases to $700 million while Executive has continuously served as its Chief Executive Officer, then Executive will be entitled to a 10% membership interest in AFC Management. Executive’s ownership will be subject to repurchase by the Company at a de minimis amount if Executive is terminated for Cause or terminates without Good Reason prior to the four-year anniversary of the Start Date.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue eighteen (18) days’ worth of annual vacation on the same basis as similarly situated employees, with such vacation to accrue over the calendar year and be subject to the Company’s vacation policies in effect from time to time; accrued but unused vacation shall not carry over from year to year. The Executive shall also be entitled to five (5) personal days and all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1 Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event of Disability.

5.2 Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3 Benefits upon Termination. If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive (whether or not during or following the expiration of the Period of Employment) (the date that the Executive’s employment with the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his or her death, the Executive’s estate) any Accrued Obligations;

(b) If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason (and, for purposes of clarity, including any termination upon the expiration of the Period of Employment as a result of a non-renewal by the Company), then the Executive shall (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, be entitled to: (i) payment of an amount equal to three (3) months’ of the Executive’s Base Salary at the rate in effect on the Severance Date (the “Severance Benefit”), (ii) subject to Executive’s timely election of continuation coverage under COBRA, continued payment by the Company of 100% of the Executive’s and his dependents’ medical, dental and vision insurance coverage for three (3) months following the month in which the Executive’s Separation from Service occurs, and (iii) the Company’s repurchase right set forth in Section 3.4 with respect to the Executive ownership of the Company shall terminate and the Executive’s Sign-On Grant shall fully vest. Subject to Section 21, the Company shall pay the Severance Benefit to the Executive in equal monthly installments over a period of three (3) consecutive months.

(c) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive (x) breaches his obligations under Section 6.2, Section 6.3 or Section 6.4 of this Agreement at any time or (y) materially breaches any other obligations under Section 6, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Section 5.3(b) shall be of no further force and effect, and the Company’s repurchase right set forth in Section 3.4 shall be reinstated as if the Executive were terminated for Cause; provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(d) The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; or (ii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4 Release; Exclusive Remedy; Leave.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b), Section 5.3(c) or any other obligation related to the vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a Release and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. For purposes of this Agreement, “Release” shall mean a valid, executed general release agreement in a form reasonably acceptable to the Company; provided, that the Release (i) shall not include any restrictive covenants other than those to which the Executive is already subject and (ii) shall specifically exclude from its scope any release of (A) indemnification rights, (B) vested rights under the long term incentive plans or any other vested rights, (C) claims arising under, or preserved by, this Agreement, and (D) claims that arise from events that occur after the date the Executive executes such Release. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of the Executive’s employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid on or before the Severance Date;

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time;

(iii) all other payments and benefits to which Executive may then or thereafter be entitled under the terms of any written plan, program, agreement, or other arrangement of the Company or its Affiliates; and

(iv) other than in connection with a termination by the Company for Cause or by Executive without Good Reason, payment of any prior year’s Incentive Bonus to the extent not previously paid (i.e., if the termination occurs following completion of the applicable calendar year but prior to the payment date).

(b) As used herein, “Affiliate” of the Company means AFCG and any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c) As used herein, “Cause” shall mean the Executive:

(i) has been materially negligent in the discharge of his duties to the Company or any Affiliate, has repeatedly failed to perform stated or assigned duties consistent with this Agreement or is incompetent in or (other than by reason of a Disability) incapable of performing those duties;

(ii) has been dishonest in any material respect or committed or engaged in an act of theft, embezzlement or fraud in the performance of his duties hereunder, or has materially breached Section 6.1 hereof;

(iii) has breached a fiduciary duty, or willfully and materially violated any other material duty, law, rule, regulation or policy of the Company or any of its Affiliates; or has been convicted of, or pled guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(iv) has materially breached any of the provisions of any material agreement with the Company or any of its Affiliates;

(v) has engaged in unfair competition with (in violation of Section 6.2 hereof), or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or any of its Affiliates;

(vi) has improperly induced a vendor or customer to breach or terminate any contract with the Company or its Affiliates or induced a principal for whom the Company or any Affiliate acts as agent to terminate such agency relationship (in each case, in violation of Section 6.3 or Section 6.4 hereof);

(vii) has made disparaging comments about the Company, its Affiliates or its management; or

(viii) failure to materially comply with the Company’s and its Affiliates’ policies listed in Section 1.6;

provided, however, that any such condition or conditions, as applicable, shall not constitute Cause unless both (x) the Company provides written notice to the Executive of the condition claimed to constitute Cause within sixty (60) days of the Company first learning of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) if curable, the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Cause unless such termination occurs not more than 150 days following such written notice.

(d) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his or her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Executive agrees to reasonably cooperate with the Board in making any such determination as to the existence of Disability.

(e) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i) a diminution in the Executive’s rate of Base Salary or Incentive Bonus;

(ii) a material breach by the Company or any of its Affiliates of this Agreement;

(iii) any material diminution in the Executive’s title or authority as of the Executive’s Start Date; or

(iv) in the event of a Change in Control Event, any failure by the acquirer to (a) make an offer of employment to the Executive for a Base Salary, Incentive Bonus and annual grant of restricted stock amounts that are substantially comparable in the aggregate to the Executive’s Base Salary, Incentive Bonus and annual grant of restricted stock each as of immediately prior to such sale. For the avoidance of doubt, neither a spinoff nor an Internalization Transaction, as defined under the terms of the Management Agreement, shall constitute a Change in Control Event for the purposes herein.

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the Executive first learning of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than 150 days following such notice.

(f) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6. Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6. Protective Covenants.

6.1 Confidential Information; Inventions.

(a) The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, communications, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to, reflecting or containing the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his or her control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages the Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that the Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Executive understands that the Company will not retaliate against the Executive in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against the Executive because of the Executive’s disclosure, the Executive may disclose the relevant Confidential Information to his or her attorney and may use the Confidential Information in the proceeding if (x) the Executive files any document containing the Confidential Information under seal, and (y) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or its Affiliates or any predecessors thereof (including those obtained prior to the Start Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, source code, methods, designs, analyses, works, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company or its Affiliates (including those conceived, developed or made prior to the Start Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his or her employment by the Company or any of its Affiliates prior to the Start Date, or that the Executive may discover, invent or originate during the Period of Employment, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as the Executive’s attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

(d) Nothing in this Agreement or elsewhere shall prevent the Executive from: (i) cooperating with, or participating in, any investigation conducted by any governmental agency; (ii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary, on written advice of counsel, in connection with any litigation, arbitration or mediation involving his rights or obligations under this Agreement or otherwise or (y) when required, on written advice of counsel, by law, legal process or by any court, arbitrator, mediator or legislative body; (iii) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to his personal rights and obligations and his contact list; (iv) disclosing his post-employment restrictions in confidence in connection with any potential new employment or business venture; (v) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice; (vi) using and disclosing documents and information at the request of the Company, its Affiliates or their attorneys and agents; or (vii) using and disclosing documents and information in connection with good faith performance of his duties for the Company or any of its Affiliates.

6.2 Restriction on Competition. Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12)-month period following the Severance Date competes, with the Company or any of its Affiliates in any business then engaged in by the Company or its Affiliates, including, without limitation, (i) the business of providing financing to cannabis industry operators or (ii) real estate lending or acquisitions. Nothing herein shall prohibit the Executive from (x) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation or (y) being employed by, providing services to or otherwise being associated with a multi-strategy organization that includes a unit, division, subsidiary or affiliate that engages in the Competing Business, so long as the Executive does not, directly or indirectly, provide more than a de minimis or incidental amount of communication or services to the unit, division, subsidiary or affiliate that is engaged in the Competing Business.

6.3 Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand; provided that the foregoing shall not be violated by general solicitation not targeted at the prohibited group or by the Executive serving as a reference upon request.

6.4 Non-Interference with Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not, directly or indirectly through any other Person, use any of the Company’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise use the Company’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5 Non-Disparagement. During the Period of Employment and at all times thereafter, the Executive agrees not to make negative comments or otherwise disparage the Company, its Affiliates or their respective officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company during the Period of Employment. The Company shall not issue any formal negative or disparaging statements about the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

6.6 Return of Property. The Executive agrees that, upon the Executive’s Separation from Service (regardless of the reason for such separation) the Executive will immediately return to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others (including but not limited to any documents containing Confidential Information that exist on any personal computer, phone, tablet, electronic storage device, cloud storage account, email account, or any other personal device or media (“Personal Devices and Media”); and (b) all property or equipment that the Executive has been issued by the Company or any of its Affiliates during the course of the Executive’s employment or property or equipment of the Company or any of its Affiliates that the Executive otherwise possesses, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to the Executive with any such computers), tablets, smartphones, and other devices. The Executive acknowledges that the Executive is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates (including any documents that exist on any Personal Devices and Media), after the Executive’s Separation from Service. The Executive further agrees that, upon and following the Executive’s Separation from Service, the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to the Executive after such Separation from Service.

6.7 Understanding of Covenants. The Executive acknowledges that, in the course of his or her employment with the Company and/or its Affiliates and their predecessors, the Executive has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that the Executive is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that the Executive is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but the Executive nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent the Executive from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.8 Enforcement. The Executive agrees that the Executive’s services are unique and that he or she has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to seek specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive.

7. Withholding Taxes. The Executive and the Company agree that, upon becoming a member of the Manager, the Executive shall be treated as a partner of the Company for purposes of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable state tax law. Accordingly, following such time, all amounts paid or distributed to the Executive from the Company pursuant to this Agreement shall be treated as guaranteed payments for services pursuant to Section 707(c) of the Code in the tax year to which such distribution relates, and such payments shall be treated as net earnings from self-employment subject to all applicable self-employment taxes under the Code and applicable state law. Notwithstanding the foregoing, to the extent required, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for any withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to payments provided under or pursuant to this Agreement.

8. Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Florida to be applied. In furtherance of the foregoing, the internal law of the state of Florida will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. Arbitration. Except as provided in Sections 6.7 and 17, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Miami, Florida before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 6.8 and 17, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

17. Remedies. Each of the parties to this Agreement and any Person granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other Person granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to Section 16 and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if sent via email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

525 Okeechobee Blvd., Suite 1650
West Palm Beach, FL
Attention: Chief Legal Officer

if to the Executive, to the address most recently on file in the payroll records of the Company.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21. Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A. To the extent the period to consider and revoke the Release spans two calendar years, the Severance Benefit provided by Section 5.3(b) shall not begin until the second, later taxable year.

(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c) To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

22. Indemnification; Liability Insurance.

(a) The Company shall indemnify the Executive to the maximum extent provided for under its operating agreement (or similar organizational documents of the Company as they may be in effect at the relevant time), or if greater, an indemnification agreement with the Executive, with respect to any action, suit or proceeding (each, a “Claim”) arising in connection with or related to the Executive’s performance of the Executive’s duties under this Agreement, and to which the Executive is made, or threatened to be made, a party by reason of the fact that the Executive is an employee of or performing services to the Company or its affiliates pursuant to the terms of this Agreement; provided, however, that no indemnification shall be provided for any action or claim brought against the Executive in good faith by the Company for breach of (or to otherwise enforce) this Agreement, any other agreement in effect between the Executive and the Company or any of its Affiliates, or any of the Executive’s other duties and obligations to the Company. The Company will, in addition, advance to Executive, or pay directly, all costs and expenses incurred by Executive in connection with any such Claim, or in connection with Executive’s seeking to enforce Executive’s rights under this section, within ten (10) days after receiving written notice requesting such an advance and enclosing customary supporting documentation, provided only that such notice includes an unsecured undertaking by Executive to repay the amount advanced if Executive is ultimately determined, by a court of competent jurisdiction, not to be entitled to indemnification against such costs and expenses. The foregoing rights to indemnification and advancement will continue indefinitely, whether or not Executive’s services for the Company have terminated. Effective as of the execution by the Executive and the Company of a mutually agreeable indemnification agreement, such indemnification agreement shall supersede this Section 22(a). Nothing herein shall limit any right that the Executive may have in respect of indemnification, advancement or liability insurance coverage under any other policy, plan, contract or arrangement of the Company or its Affiliates or under applicable law.

(b) The Company shall cover the Executive under directors and officers liability insurance both during and after the Period of Employment in the same amount and to the same extent as the Company covers its other active officers and directors (except that, in no event shall the Company be required to maintain such coverage for a period of more than six years after the later of the last day on which the Executive served as an employee of the Company or as a member of the Company’s Board).

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

COMPANY

AFC MANAGEMENT, LLC a Delaware limited liability company

By:	/s/ Leonard Tannenbaum
Name:	Leonard Tannenbaum
Title:	Manager

EXECUTIVE

/s/ Daniel Neville
Daniel Neville